                                   GREENSPOINT

                                4202 E. CACTUS RD

                                PHOENIX, ARIZONA

                                 MARKET VALUE -

                               FEE SIMPLE ESTATE

                                AS OF MAY 6, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN

                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 14, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al. ("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  GREENSPOINT
     4202 E. CACTUS RD
     PHOENIX, MARICOPA COUNTY, ARIZONA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 336 units with a total of 278,064 square feet of rentable area. The improvements were built in 1985. The improvements are situated on 9.25 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 91% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
GREENSPOINT, PHOENIX, ARIZONA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 6, 2003 is:

                                  ($14,500,000)

                           Respectfully submitted,
                           AMERICAN APPRAISAL ASSOCIATES, INC.

                           /s/ Douglas Needham

July 14, 2003              Douglas Needham, MAI
#053272                    Managing Principal, Real Estate Group
                           Arizona State Certified General Real Estate Appraiser
                             #30943

Report By:
Ryan Tanaka

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
GREENSPOINT, PHOENIX, ARIZONA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................    4
Introduction ..............................................................    9
Area Analysis .............................................................   11
Market Analysis ...........................................................   14
Site Analysis .............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use ......................................................   17

                                    VALUATION

Valuation Procedure .......................................................   18
Sales Comparison Approach .................................................   20
Income Capitalization Approach ............................................   26
Reconciliation and Conclusion .............................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
GREENSPOINT, PHOENIX, ARIZONA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                   Greenspoint
LOCATION:                        4202 E. Cactus Rd
                                 Phoenix, Arizona

INTENDED USE OF ASSIGNMENT:      Court Settlement
PURPOSE OF APPRAISAL:            "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:              Fee simple estate

DATE OF VALUE:                   May 6, 2003
DATE OF REPORT:                  July 14, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                          9.25 acres, or 402,930 square feet
  Assessor Parcel No.:           167-27-001-W
  Floodplain:                    Community Panel No. 04013C1680G (July 19, 2001)
                                 Flood Zone AE, an area inside the floodplain.
  Zoning:                        RSPCD (Planned Community Development)

BUILDING:
  No. of Units:                  336 Units
  Total NRA:                     278,064 Square Feet
  Average Unit Size:             828 Square Feet
  Apartment Density:             36.3 units per acre
  Year Built:                    1985

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                          Market Rent
              Square   -----------------    Monthly     Annual
Unit Type      Feet    Per Unit   Per SF    Income      Income
---------     ------   --------   ------   --------     ------
1B/1BA          653      $620     $0.95    $ 29,760   $  357,120
1Br/1Ba         717      $612     $0.85    $ 36,720   $  440,640
1Br/1Ba         756      $600     $0.79    $ 36,000   $  432,000
2Br/1.3 Ba      884      $664     $0.75    $ 55,776   $  669,312
2Br/2Ba       1,001      $700     $0.70    $ 58,800   $  705,600
                                  Total    $217,056   $2,604,672

OCCUPANCY:                  91%
ECONOMIC LIFE:              45 Years
EFFECTIVE AGE:              15 Years
REMAINING ECONOMIC LIFE:    30 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
GREENSPOINT, PHOENIX, ARIZONA

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

     [PICTURE]                                                [PICTURE]

EXTERIOR - ENTRANCE                                  EXTERIOR - LANDSCAPE & PARK


                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
GREENSPOINT, PHOENIX, ARIZONA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
   As Vacant:              Hold for future multi-family development
   As Improved:            Continuation as its current use

METHOD OF VALUATION:       In this instance, the Sales Comparison and Income
                           Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
GREENSPOINT, PHOENIX, ARIZONA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                      Amount            $/Unit
---------------------                      ------            ------
Potential Rental Income                 $2,604,672          $7,752
Effective Gross Income                  $2,475,218          $7,367
Operating Expenses                      $1,072,961          $3,193          43.3% of EGI
Net Operating Income:                   $1,318,257          $3,923

Capitalization Rate                     9.00%
DIRECT CAPITALIZATION VALUE             $14,300,000 *       $42,560 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                          10 years
2002 Economic Vacancy                   17%
Stabilized Vacancy & Collection Loss:   14%
Lease-up / Stabilization Period         N/A
Terminal Capitalization Rate            9.50%
Discount Rate                           12.00%
Selling Costs                           2.00%
Growth Rates:
  Income                                3.00%
  Expenses:                             3.00%
DISCOUNTED CASH FLOW VALUE              $14,400,000 *       $42,857 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE  $14,400,000         $42,857 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)    $29,885 to $71,898
  Range of Sales $/Unit (Adjusted)      $42,158 to $46,734
VALUE INDICATION - PRICE PER UNIT       $14,500,000 *       $43,155 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales    6.73 to 7.47
  Selected EGIM for Subject             6.00
  Subject's Projected EGI               $2,475,218
EGIM ANALYSIS CONCLUSION                $14,600,000 *       $43,452 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION        $14,800,000 *       $44,048 / UNIT

RECONCILED SALES COMPARISON VALUE       $14,600,000         $43,452 / UNIT

------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
GREENSPOINT, PHOENIX, ARIZONA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                        $14,500,000
  NOI Per Unit                          $14,800,000
  EGIM Multiplier                       $14,600,000
INDICATED VALUE BY SALES COMPARISON     $14,600,000  $43,452 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:         $14,300,000
  Discounted Cash Flow Method:          $14,400,000
INDICATED VALUE BY THE INCOME APPROACH  $14,400,000  $42,857 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:    $14,500,000  $43,155 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
GREENSPOINT, PHOENIX, ARIZONA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 4202 E. Cactus Rd, Phoenix, Maricopa County, Arizona. Phoenix identifies it as 167-27-001-W.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Ryan Tanaka on May 6, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. Ryan Tanaka performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Douglas Needham, MAI and Ryan Tanaka have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 6, 2003. The date of the report is July 14, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
GREENSPOINT, PHOENIX, ARIZONA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
     MARKETING PERIOD:        6 to 12 months
     EXPOSURE PERIOD:         6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Century Properties Fund
XIX. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years. The subject is currently not offered for sale.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
GREENSPOINT, PHOENIX, ARIZONA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Phoenix, Arizona. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being multi family residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - N. 56th Street
West  - Highway 51
South - E. Cannon Dr
North - E. Sharon Dr

MAJOR EMPLOYERS

Major employers in the subject's area include Wells Fargo, Intel, State of Arizona, Wal-Mart Stores Inc, Motorola Inc, Bank One Corp, Walgreen Co, Target Corp, American Express Co, and Honeywell International Inc. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
GREENSPOINT, PHOENIX, ARIZONA

                            NEIGHBORHOOD DEMOGRAPHICS

                                               AREA
                             ----------------------------------------
         CATEGORY            1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS      MSA
----------------------------------------------------------------------------------
POPULATION TRENDS
Current Population               16,298       103,031        242,155     3,441,350
5-Year Population                16,728       107,576        267,267     3,928,765
% Change CY-5Y                      2.6%          4.4%          10.4%         14.2%
Annual Change CY-5Y                 0.5%          0.9%           2.1%          2.8%

HOUSEHOLDS
Current Households                7,338        39,289         95,855     1,259,651
5-Year Projected Households       7,573        41,176        105,920     1,426,007
% Change CY - 5Y                    3.2%          4.8%          10.5%         13.2%
Annual Change CY-5Y                 0.6%          1.0%           2.1%          2.6%

INCOME TRENDS
Median Household Income       $  48,054     $  62,803      $  60,340   $    44,128
Per Capita Income             $  26,623     $  30,318      $  32,524   $    22,676
Average Household Income      $  59,547     $  79,376      $  82,316   $    61,951

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                               AREA
                             ----------------------------------------
         CATEGORY            1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS    MSA
-----------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting         38.61%        24.64%        26.69%     27.76%
5-Year Projected % Renting      36.82%        23.86%        26.02%     26.96%

% of Households Owning          51.58%        67.94%        65.55%     60.59%
5-Year Projected % Owning       52.99%        68.64%        66.52%     62.26%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
GREENSPOINT, PHOENIX, ARIZONA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Parking Lot
South - Apartment Complexes, Residential Units
East  - Golf Course
West  - Apartment Communities

CONCLUSIONS

The subject is well located within the city of Phoenix. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

'
AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
GREENSPOINT, PHOENIX, ARIZONA

                                 MARKET ANALYSIS

The subject property is located in the city of Phoenix in Maricopa County. The overall pace of development in the subject's market is more or less decreasing. A Retail center with tenants such as 24-hour Fitness, Wildoats, Albertsons, and Fry's Electronics is being built. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period    Region    Submarket
-----------------------------
 1997      5.8%        N/A
 1998      6.3%        N/A
 1999      7.3%        N/A
 2000      6.9%        N/A
 2001      8.6%        8.2%
 2002     10.5%        8.0%
 2003     11.0%        N/A

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. The submarket occupancy outperforms the regions occupancy.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period    Region    % Change    Submarket    % Change
-----------------------------------------------------
 1997      $598         -          N/A            -
 1998      $626       4.7%         N/A          N/A
 1999      $650       3.8%         N/A          N/A
 2000      $676       4.0%         N/A          N/A
 2001      $686       1.5%        $854            -
 2002      $691       0.7%        $863          1.1%
 2003      $694       0.4%         N/A          N/A

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
GREENSPOINT, PHOENIX, ARIZONA

                             COMPETITIVE PROPERTIES

  No.          Property Name        Units    Ocpy.    Year Built       Proximity to subject
----------------------------------------------------------------------------------------------
  R-1      Townhomes on the Park     120      N/A        1985       .3 miles away from subject
  R-2      The Palisades             536       93%       1990       .7 miles away from subject
  R-3      Summit                    206       85%       1978       .3 miles from subject
  R-4      Villa Encanto             383       96%       1985       Within 1 mile away
Subject    Greenspoint               336       91%       1985

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
GREENSPOINT, PHOENIX, ARIZONA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                  9.25 acres, or 402,930 square feet
  Shape                      Irregular
  Topography                 Level
  Utilities                  All necessary utilities are available to the site.
  Soil Conditions            Stable
  Easements Affecting Site   None other than typical utility easements
  Overall Site Appeal        Average
  Flood Zone:
   Community Panel           04013C1680G, dated July 19, 2001
   Flood Zone                Zone AE
  Zoning                     RSPCD, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                          ASSESSED VALUE - 2002
                 ----------------------------------------    TAX RATE /    PROPERTY
PARCEL NUMBER       LAND        BUILDING         TOTAL       MILL RATE      TAXES
-----------------------------------------------------------------------------------
167-27-001-W     $1,612,764    $10,319,736    $11,932,500     0.01233      $147,091

IMPROVEMENT ANALYSIS

  Year Built                 1985
  Number of Units            336
  Net Rentable Area          278,064 Square Feet
  Construction:
    Foundation               Concrete block wall
    Frame                    Heavy or light wood
    Exterior Walls           Stucco wall
    Roof                     Concrete, clay or ceramic tile over a wood truss
                             structure
  Project Amenities          Amenities at the subject include a swimming pool,
                             spa/jacuzzi, gym room, barbeque equipment, meeting
                             hall, business office, and secured parking.
  Unit Amenities             Individual unit amenities include a balcony,
                             fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, microwave dishwasher, garbage disposal, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
GREENSPOINT, PHOENIX, ARIZONA

Unit Mix:

                                 Unit Area
 Unit Type    Number of Units    (Sq. Ft.)
------------------------------------------
1B/1BA              48               653
1Br/1Ba             60               717
1Br/1Ba             60               756
2Br/1.3Ba           84               884
2Br/2Ba             84             1,001

Overall Condition          Good
Effective Age              15 years
Economic Life              45 years
Remaining Economic Life    30 years
Deferred Maintenance       None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1985 and consist of a 336-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
GREENSPOINT, PHOENIX, ARIZONA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
GREENSPOINT, PHOENIX, ARIZONA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
GREENSPOINT, PHOENIX, ARIZONA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
GREENSPOINT, PHOENIX, ARIZONA

   SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                  COMPARABLE                 COMPARABLE
           DESCRIPTION                   SUBJECT                     I - 1                     I - 2
-----------------------------------------------------------------------------------------------------------------
  Property Name                   Greenspoint           Avalon Hills                    Montevida
LOCATION:
  Address                         4202 E. Cactus Rd     3535 W. Tierra Buena Ln         7101 N 19th Ave
  City, State                     Phoenix, Arizona      Phoenix, AZ                     Phoenix, AZ
  County                          Maricopa              Maricopa                        Maricopa
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          278,064               244,376                         225,194
  Year Built                      1985                  1985                            1999
  Number of Units                 336                   348                             276
  Unit Mix:                         Type         Total  Type                Total       Type               Total
                                  1B/1BA          48     1BD                 140         1BD                156
                                  1Br/1Ba         60     2BD                 208         2BD                 90
                                  1Br/1Ba         60                                     3BD                 30
                                  2Br/1.3 Ba      84
                                  2Br/2Ba         84
  Average Unit Size (SF)          828                   702                             816
  Land Area (Acre)                9.2500                13.5100                         6.5500
  Density (Units/Acre)            36.3                  25.8                            42.1
  Parking Ratio (Spaces/Unit)     1.49                  1.20                            1.81
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered  0                               0
CONDITION:                        Good                  Good                            Very Good
APPEAL:                           Good                  Good                            Very Good
AMENITIES:
  Pool/Spa                        Yes/Yes
  Gym Room                        Yes
  Laundry Room                    No
  Secured Parking                 Yes
  Sport Courts                    Yes
  Washer/Dryer Connection         Yes
OCCUPANCY:                        91%                   0%                              0%
TRANSACTION DATA:
  Sale Date                                             April, 2002                     June, 2002
  Sale Price ($)                                        $10,400,000                     $19,500,000
  Grantor                                               Del Cano Canterbury Hills (LP)  Montevida (LLC)
  Grantee                                               Arizona West Tierra (LP)        Montevida Properties, Inc
  Sale Documentation                                    N/A                             N/A
  Verification                                          N/A                             N/A
  Telephone Number
ESTIMATED PRO-FORMA:                                      Total $  $/Unit   $/SF          Total $   $/Unit  $/SF
  Potential Gross Income                                    N/A                         $2,853,168 $10,338 $12.67
  Vacancy/Credit Loss                                       N/A                         $  242,519 $   879 $ 1.08
  Effective Gross Income                                    N/A                         $2,610,649 $ 9,459 $11.59
  Operating Expenses                                        N/A                         $  849,528 $ 3,078 $ 3.77
  Net Operating Income                                  $1,040,000 $2,989   $4.26       $1,774,443 $ 6,429 $ 7.88
NOTES:                                                  None                            None
  PRICE PER UNIT                                                $29,885                          $70,652
  PRICE PER SQUARE FOOT                                         $ 42.56                          $ 86.59
  EXPENSE RATIO                                                   N/A                               32.5%
  EGIM                                                            N/A                               7.47
  OVERALL CAP RATE                                                10.00%                            9.10%
  Cap Rate based on Pro Forma or
   Actual Income?                                                ACTUAL                         PRO FORMA

                                         COMPARABLE                   COMPARABLE                   COMPARABLE
           DESCRIPTION                      I - 3                        I - 4                        I - 5
--------------------------------------------------------------------------------------------------------------------
  Property Name                   Las Brisas                The Ridge                        Paradise Falls Apt
LOCATION:
  Address                         8011 N 7th St             15202 N 40th St                  15611 N 31st St
  City, State                     Phoenix, AZ               Phoenix, AZ                      Phoenix
  County                          Maricopa                  Maricopa                         Maricopa
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          278,272                   278,424                          171,845
  Year Built                      1992                      1986                             1986
  Number of Units                 274                       380                              220
  Unit Mix:                       Type              Total   Type                    Total    Type              Total
                                   1BD                62    Studio                    44     1BD                108
                                   2BD               170    1BD                      168     2BD                112
                                   3BD                42    2BD                      168

  Average Unit Size (SF)          1,016                     733                              781
  Land Area (Acre)                16.3900                   13.1100                          7.7600
  Density (Units/Acre)            16.7                      29.0                             28.4
  Parking Ratio (Spaces/Unit)     1.60                      1.40                             1.30
  Parking Type (Gr., Cov., etc.)  0                         0                                0
CONDITION:                        Very Good                 Good                             Excellent
APPEAL:                           Very Good                 Good                             Excellent
AMENITIES:
  Pool/Spa
  Gym Room
  Laundry Room
  Secured Parking
  Sport Courts
  Washer/Dryer Connection

OCCUPANCY:                        0%                        0%                               0%
TRANSACTION DATA:
  Sale Date                       December, 2002            December, 2002                   February, 2003
  Sale Price ($)                  $19,700,000               $17,800,000                      $9,800,000
  Grantor                         LBA Phoenix (LLC)         Archstone-Smith Operating Trust  SWP Properties I
  Grantee                         Olympic Las Brisas (LLC)                                   Paradise Falls (LLC)
  Sale Documentation              N/A                       N/A                              N/A
  Verification                    N/A                       N/A                              N/A
  Telephone Number
ESTIMATED PRO-FORMA:                Total $  $/Unit  $/SF     Total $     $/Unit     $/SF      Total $  $/Unit  $/SF
  Potential Gross Income              N/A                       N/A                          $1,700,000 $7,727 $9.89
  Vacancy/Credit Loss                 N/A                       N/A                          $  244,800 $1,113 $1.42
  Effective Gross Income              N/A                       N/A                          $1,455,200 $6,615 $8.47
  Operating Expenses                  N/A                       N/A                          $  660,000 $3,000 $3.84
  Net Operating Income            $1,418,400 $5,177 $5.10   $1,379,500    $3,630    $4.95    $  795,200 $3,615 $4.63
NOTES:                                                      None
  PRICE PER UNIT                           $71,898                    $46,842                        $44,545
  PRICE PER SQUARE FOOT                    $ 70.79                    $ 63.93                        $ 57.03
  EXPENSE RATIO                              N/A                        N/A                             45.4%
  EGIM                                       N/A                        N/A                             6.73
  OVERALL CAP RATE                            7.20%                      7.75%                          8.11%
  Cap Rate based on Pro Forma or
   Actual Income?                         PRO FORMA                   ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
GREENSPOINT, PHOENIX, ARIZONA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $29,885 to $71,898 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $42,158 to $46,734 per unit with a mean or average adjusted price of $44,392 per unit. The median adjusted price is $44,828 per unit. Based on the following analysis, we have concluded to a value of $44,000 per unit, which results in an "as is" value of $14,500,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
GREENSPOINT, PHOENIX, ARIZONA

SALES ADJUSTMENT GRID

                                                              COMPARABLE               COMPARABLE               COMPARABLE
              DESCRIPTION                 SUBJECT               I - 1                    I - 2                     I - 3
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Greenspoint        Avalon Hills             Montevida                Las Brisas

  Address                            4202 E. Cactus Rd  3535 W. Tierra Buena Ln  7101 N 19th Ave          8011 N 7th St

  City                               Phoenix, Arizona   Phoenix, AZ              Phoenix, AZ              Phoenix, AZ
  Sale Date                                             April, 2002              June, 2002               December, 2002
  Sale Price ($)                                        $10,400,000              $19,500,000              $19,700,000
  Net Rentable Area (SF)             278,064            244,376                  225,194                  278,272
  Number of Units                    336                348                      276                      274
  Price Per Unit                                        $29,885                  $70,652                  $71,898
  Year Built                         1985               1985                     1999                     1992
  Land Area (Acre)                   9.2500             13.5100                  6.5500                   16.3900
VALUE ADJUSTMENTS                      DESCRIPTION         DESCRIPTION      ADJ.    DESCRIPTION      ADJ.    DESCRIPTION      ADJ.
  Property Rights Conveyed           Fee Simple Estate  Fee Simple Estate    0%  Fee Simple Estate    0%  Fee Simple Estate    0%
  Financing                                             Cash To Seller       0%  Cash To Seller       0%  Cash To Seller       0%
  Conditions of Sale                                    Arm's Length         0%  Arm's Length         0%  Arm's Length         0%
  Date of Sale (Time)                                   04-2002              0%  June, 2002           0%  12-2002              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                             $29,885                  $70,652                  $71,898
  Location                                              Inferior            15%  Superior           -15%  Superior           -15%
  Number of Units                    336                348                  0%  276                 -5%  274                 -5%
  Quality / Appeal                   Good               Inferior            20%  Superior           -15%  Superior           -10%
  Age / Condition                    1985               1985 / Good          5%  1999 / Very Good     0%  1992 / Very Good     0%
  Occupancy at Sale                  91%                                     0%                       0%                       0%
  Amenities                          Good               Inferior            10%  Comparable           0%  Comparable           0%
  Average Unit Size (SF)             828                702                  0%  816                  0%  1,016               -5%
PHYSICAL ADJUSTMENT                                                         50%                     -35%                     -35%
FINAL ADJUSTED VALUE ($/UNIT)                                   $44,828                  $45,924                  $46,734

                                           COMPARABLE               COMPARABLE
              DESCRIPTION                     I - 4                    I - 5
-------------------------------------------------------------------------------------
  Property Name                      The Ridge                Paradise Falls Apt

  Address                            15202 N 40th St          15611 N 31st St

  City                               Phoenix, AZ              Phoenix
  Sale Date                          December, 2002           February, 2003
  Sale Price ($)                     $17,800,000              $9,800,000
  Net Rentable Area (SF)             278,424                  171,845
  Number of Units                    380                      220
  Price Per Unit                     $46,842                  $44,545
  Year Built                         1986                     1986
  Land Area (Acre)                   13.1100                  7.7600
VALUE ADJUSTMENTS                       DESCRIPTION      ADJ.    DESCRIPTION      ADJ.
  Property Rights Conveyed           Fee Simple Estate    0%  Fee Simple Estate    0%
  Financing                          Cash To Seller       0%  Cash To Seller       0%
  Conditions of Sale                 Arm's Length         0%  Arm's Length         0%
  Date of Sale (Time)                December, 2002       0%  02-2003              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)            $46,842                 $44,545
  Location                           Comparable           0%  Superior            -5%
  Number of Units                    380                  0%  220                -10%
  Quality / Appeal                   Inferior            10%  Inferior            10%
  Age / Condition                    1986 / Good          0%  1986 / Excellent     0%
  Occupancy at Sale                                       0%                      10%
  Amenities                          Superior           -20%  Superior           -10%
  Average Unit Size (SF)             733                  0%  781                  0%
PHYSICAL ADJUSTMENT                                     -10%                      -5%
FINAL ADJUSTED VALUE ($/UNIT)                $42,158                 $ 42,318

SUMMARY

VALUE RANGE (PER UNIT)          $42,158 TO $46,734
MEAN (PER UNIT)                 $44,392
MEDIAN (PER UNIT)               $44,828
VALUE CONCLUSION (PER UNIT)     $44,000

VALUE OF IMPROVEMENT & MAIN SITE                  $14,784,000
   PV OF CONCESSIONS                             -$   299,000
VALUE INDICATED BY SALES COMPARISON APPROACH      $14,485,000
ROUNDED                                           $14,500,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
GREENSPOINT, PHOENIX, ARIZONA

                             NOI PER UNIT COMPARISON

                     SALE PRICE             NOI/      SUBJECT NOI
COMPARABLE  NO. OF   ----------           --------   --------------  ADJUSTMENT  INDICATED
    NO.     UNITS    PRICE/UNIT   OAR     NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
------------------------------------------------------------------------------------------
   I-1       348    $10,400,000  10.00%  $1,040,000    $1,318,257     1.313       $39,234
                    $    29,885          $    2,989    $    3,923
   I-2       276    $19,500,000   9.10%  $1,774,443    $1,318,257     0.610       $43,115
                    $    70,652          $    6,429    $    3,923
   I-3       274    $19,700,000   7.20%  $1,418,400    $1,318,257     0.758       $54,491
                    $    71,898          $    5,177    $    3,923
   I-4       380    $17,800,000   7.75%  $1,379,500    $1,318,257     1.081       $50,624
                    $    46,842          $    3,630    $    3,923
   I-5       220    $ 9,800,000   8.11%  $  795,200    $1,318,257     1.085       $48,352
                    $    44,545          $    3,615    $    3,923

                                   PRICE/UNIT

  Low          High     Average          Median
-------       -------   -------          ------
$39,234       $54,491   $47,163          $48,352

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                $    45,000
                                       ------------
Number of Units                                 336

Value                                   $15,120,000
  PV of Concessions                    -$   299,000
                                       ------------
Value Based on NOI Analysis             $14,821,000
                             Rounded    $14,800,000


The adjusted sales indicate a range of value between $39,234 and $54,491 per unit, with an average of $47,163 per unit. Based on the subject's competitive position within the improved sales, a value of $45,000 per unit is estimated. This indicates an "as is" market value of $14,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
GREENSPOINT, PHOENIX, ARIZONA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                     SALE PRICE
COMPARABLE  NO. OF   ----------    EFFECTIVE   OPERATING                SUBJECT
   NO.      UNITS    PRICE/UNIT  GROSS INCOME   EXPENSE    OER    PROJECTED OER  EGIM
--------------------------------------------------------------------------------------
   I-1        348   $10,400,000       N/A         N/A       N/A                   N/A
                    $    29,885
   I-2        276   $19,500,000   $2,610,649    $849,528  32.54%                 7.47
                    $    70,652
   I-3        274   $19,700,000       N/A         N/A       N/A                   N/A
                                                                      43.35%
                    $    71,898
   I-4        380   $17,800,000       N/A         N/A       N/A                   N/A
                    $    46,842
   I-5        220   $ 9,800,000   $1,455,200    $660,000  45.35%                 6.73
                    $    44,545

                                      EGIM

Low        High       Average    Median
---        ----       -------    ------
6.73       7.47        7.10       7.10

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                 6.00
                                      ------------
Subject EGI                            $ 2,475,218

Value                                  $14,851,308
  PV of Concessions                   -$   299,000
                                      ------------
Value Based on EGIM Analysis           $14,552,308
                            Rounded    $14,600,000

                     Value Per Unit    $    43,452




There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 43.35% before reserves. The comparable sales indicate a range of expense ratios from 32.54% to 45.35%, while their EGIMs range from 6.73 to 7.47. Overall, we conclude to an EGIM of 6.00, which results in an "as is" value estimate in the EGIM Analysis of $14,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $14,600,000.

Price Per Unit                 $14,500,000
NOI Per Unit                   $14,800,000
EGIM Analysis                  $14,600,000

Sales Comparison Conclusion    $14,600,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
GREENSPOINT, PHOENIX, ARIZONA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
GREENSPOINT, PHOENIX, ARIZONA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                            Average
             Unit Area  ----------------
 Unit Type   (Sq. Ft.)  Per Unit  Per SF  % Occupied
----------------------------------------------------
1B/1BA          653       $601     $0.92    93.8%
1Br/1Ba         717       $612     $0.85    86.7%
1Br/1Ba         756       $553     $0.73    91.7%
2Br/1.3Ba       884       $664     $0.75    91.7%
2Br/2Ba        1001       $690     $0.69    92.9%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
GREENSPOINT, PHOENIX, ARIZONA

                                  RENT ANALYSIS

                                                                  COMPARABLE RENTS
                                                      --------------------------------------
                                                          R-1        R-2      R-3      R-4
                                                      --------------------------------------
                                                       Townhomes     The             Villa
                                                      on the Park Palisades Summit  Encanto
                                                      --------------------------------------
                                                               COMPARISON TO SUBJECT
                                      SUBJECT SUBJECT --------------------------------------
                         SUBJECT UNIT ACTUAL  ASKING    Slightly                    Slightly
       DESCRIPTION           TYPE      RENT    RENT     Superior  Superior  Similar Inferior  MIN    MAX  MEDIAN AVERAGE
------------------------------------------------------------------------------------------------------------------------
Monthly Rent              1B/1BA      $  601  $  609     $ 630     $  660    $ 500   $ 519   $ 500 $  660 $ 575   $ 577
Unit Area (SF)                           653     653       670        669      375     448     375    670   559     541
Monthly Rent Per Sq. Ft.              $ 0.92  $ 0.93     $0.94     $ 0.99    $1.33   $1.16   $0.94 $ 1.33 $1.07   $1.10

Monthly Rent              1BR/1BA     $  612  $  669     $ 690     $  690    $ 520   $ 559   $ 520 $  690 $ 625   $ 615
Unit Area (SF)                           717     717       809        783      440     560     440    809   672     648
Monthly Rent Per Sq. Ft.              $ 0.85  $ 0.93     $0.85     $ 0.88    $1.18   $1.00   $0.85 $ 1.18 $0.94   $0.98

Monthly Rent              1BR/1BA     $  553  $  699     $ 630     $  745    $ 555   $ 579   $ 555 $  745 $ 605   $ 627
Unit Area (SF)                           756     756       670        829      540     604     540    829   637     661
Monthly Rent Per Sq. Ft.              $ 0.73  $ 0.92     $0.94     $ 0.90    $1.03   $0.96   $0.90 $ 1.03 $0.95   $0.96

Monthly Rent              2BR/1.3 BA  $  664  $  729               $  821    $ 685   $ 599   $ 599 $  821 $ 685   $ 702
Unit Area (SF)                           884     884                  995      750     682     682    995   750     809
Monthly Rent Per Sq. Ft.              $ 0.75  $ 0.82               $ 0.83    $0.91   $0.88   $0.83 $ 0.91 $0.88   $0.87

Monthly Rent              2BR/2BA     $  690  $  789               $  845    $ 720   $ 619   $ 619 $  845 $ 720   $ 728
Unit Area (SF)                         1,001   1,001                1,102      861     748     748  1,102   861     904
Monthly Rent Per Sq. Ft.              $ 0.69  $ 0.79               $ 0.77    $0.84   $0.83   $0.77 $ 0.84 $0.83   $0.81

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                          Market Rent
                             Unit Area  ----------------   Monthly    Annual
Unit Type   Number of Units  (Sq. Ft.)  Per Unit  Per SF   Income     Income
------------------------------------------------------------------------------
1B/1BA            48             653      $620     $0.95  $ 29,760  $  357,120
1Br/1Ba           60             717      $612     $0.85  $ 36,720  $  440,640
1Br/1Ba           60             756      $600     $0.79  $ 36,000  $  432,000
2Br/1.3 Ba        84             884      $664     $0.75  $ 55,776  $  669,312
2Br/2Ba           84           1,001      $700     $0.70  $ 58,800  $  705,600
                                                   Total  $217,056  $2,604,672

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
GREENSPOINT, PHOENIX, ARIZONA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR 2000       FISCAL YEAR 2001       FISCAL YEAR 2002       FISCAL YEAR 2003
                           ------------------------------------------------------------------------------------------
                                   ACTUAL                 ACTUAL                 ACTUAL           MANAGEMENT BUDGET
                           ------------------------------------------------------------------------------------------
       DESCRIPTION            TOTAL     PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT
---------------------------------------------------------------------------------------------------------------------
Revenues

  Rental Income            $2,782,578    $8,281   $2,797,248    $8,325   $2,729,481    $8,123   $2,664,000   $7,929

  Vacancy                  $  161,303    $  480   $  170,421    $  507   $  262,654    $  782   $  247,500   $  737
  Credit Loss/Concessions  $  194,118    $  578   $  177,930    $  530   $  191,436    $  570   $  117,500   $  350
                           ----------------------------------------------------------------------------------------
    Subtotal               $  355,421    $1,058   $  348,351    $1,037   $  454,090    $1,351   $  365,000   $1,086

  Laundry Income           $        0    $    0   $        0    $    0   $        0    $    0   $   18,000   $   54
  Garage Revenue           $        0    $    0   $        0    $    0   $        0    $    0   $        0   $    0
  Other Misc. Revenue      $  130,369    $  388   $  186,968    $  556   $  255,406    $  760   $  148,100   $  441
                           ----------------------------------------------------------------------------------------
    Subtotal Other Income  $  130,369    $  388   $  186,968    $  556   $  255,406    $  760   $  166,100   $  494

Effective Gross Income     $2,557,526    $7,612   $2,635,865    $7,845   $2,530,797    $7,532   $2,465,100   $7,337

Operating Expenses
  Taxes                    $  147,445    $  439   $  165,000    $  491   $  131,927    $  393   $  161,992   $  482
  Insurance                $   29,293    $   87   $   43,847    $  130   $   49,600    $  148   $   55,469   $  165
  Utilities                $  158,654    $  472   $  178,766    $  532   $  184,895    $  550   $  180,000   $  536
  Repair & Maintenance     $   30,593    $   91   $   56,539    $  168   $   61,363    $  183   $   42,000   $  125
  Cleaning                 $   51,454    $  153   $   77,599    $  231   $   76,230    $  227   $   72,000   $  214
  Landscaping              $   25,381    $   76   $   33,725    $  100   $   22,251    $   66   $   84,000   $  250
  Security                 $   22,109    $   66   $   14,174    $   42   $   16,148    $   48   $        0   $    0
  Marketing & Leasing      $   43,470    $  129   $   56,576    $  168   $   63,106    $  188   $   60,000   $  179
  General Administrative   $  280,362    $  834   $  270,619    $  805   $  452,245    $1,346   $  323,676   $  963
  Management               $  135,021    $  402   $  146,301    $  435   $  125,521    $  374   $  141,691   $  422
  Miscellaneous            $        0    $    0   $        0    $    0   $        0    $    0   $        0   $    0
                           ----------------------------------------------------------------------------------------
Total Operating Expenses   $  923,782    $2,749   $1,043,146    $3,105   $1,183,286    $3,522   $1,120,828   $3,336

  Reserves                 $        0    $    0   $        0    $    0   $        0    $    0   $        0   $    0

                           ----------------------------------------------------------------------------------------
Net Income                 $1,633,744    $4,862   $1,592,719    $4,740   $1,347,511    $4,010   $1,344,272   $4,001

                              Annualized 2003
                           ---------------------
                                 PROJECTION              AAA PROJECTION
                           ----------------------------------------------------
       DESCRIPTION            TOTAL     PER UNIT     TOTAL     PER UNIT     %
-------------------------------------------------------------------------------
Revenues

  Rental Income            $2,617,928    $7,791   $2,604,672    $7,752   100.0%

  Vacancy                  $  255,532    $  761   $  260,467    $  775    10.0%
  Credit Loss/Concessions  $  120,136    $  358   $  104,187    $  310     4.0%
                           ---------------------------------------------------
    Subtotal               $  375,668    $1,118   $  364,654    $1,085    14.0%

  Laundry Income           $        0    $    0   $        0    $    0     0.0%
  Garage Revenue           $        0    $    0   $        0    $    0     0.0%
  Other Misc. Revenue      $  211,788    $  630   $  235,200    $  700     9.0%
                           ---------------------------------------------------
    Subtotal Other Income  $  211,788    $  630   $  235,200    $  700     9.0%

Effective Gross Income     $2,454,048    $7,304   $2,475,218    $7,367   100.0%

Operating Expenses
  Taxes                    $  162,956    $  485   $  157,920    $  470     6.4%
  Insurance                $   52,996    $  158   $   52,080    $  155     2.1%
  Utilities                $  170,392    $  507   $  184,800    $  550     7.5%
  Repair & Maintenance     $   70,232    $  209   $   63,840    $  190     2.6%
  Cleaning                 $   41,736    $  124   $   75,600    $  225     3.1%
  Landscaping              $   37,752    $  112   $   40,320    $  120     1.6%
  Security                 $   25,920    $   77   $   18,480    $   55     0.7%
  Marketing & Leasing      $   83,472    $  248   $   53,760    $  160     2.2%
  General Administrative   $  364,044    $1,083   $  302,400    $  900    12.2%
  Management               $  118,388    $  352   $  123,761    $  368     5.0%
  Miscellaneous            $        0    $    0   $        0    $    0     0.0%
                           ---------------------------------------------------
Total Operating Expenses   $1,127,888    $3,357   $1,072,961    $3,193    43.3%

  Reserves                 $        0    $    0   $   84,000    $  250     7.8%

                           ---------------------------------------------------
Net Income                 $1,326,160    $3,947   $1,318,257    $3,923    53.3%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 14% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
GREENSPOINT, PHOENIX, ARIZONA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                      CAPITALIZATION RATES
           -------------------------------------------
                GOING-IN                TERMINAL
           -------------------------------------------
            LOW          HIGH      LOW           HIGH
           -------------------------------------------
RANGE      6.00%         10.00%    7.00%         10.00%
AVERAGE           8.14%                   8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
GREENSPOINT, PHOENIX, ARIZONA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.      SALE DATE     OCCUP.   PRICE/UNIT    OAR
---------------------------------------------------------
   I-1      Apr-02             0%       $29,885    10.00%
   I-2      June, 2002         0%       $70,652     9.10%
   I-3      Dec-02             0%       $71,898     7.20%
   I-4      December, 2002     0%       $46,842     7.75%
   I-5      Feb-03             0%       $44,545     8.11%
                                           High    10.00%
                                            Low     7.20%
                                        Average     8.43%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $14,400,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
GREENSPOINT, PHOENIX, ARIZONA

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
GREENSPOINT, PHOENIX, ARIZONA

DISCOUNTED CASH FLOW ANALYSIS

                                                          GREENSPOINT
-------------------------------------------------------------------------------------------------------------------------------
               YEAR                    APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009     APR-2010
            FISCAL YEAR                   1            2            3            4            5            6            7
-------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $2,604,672   $2,682,812   $2,763,297   $2,846,195   $2,931,581   $3,019,529   $3,110,115

  Vacancy                             $  260,467   $  268,281   $  276,330   $  284,620   $  293,158   $  301,953   $  311,011
  Credit Loss                         $  104,187   $  107,312   $  110,532   $  113,848   $  117,263   $  120,781   $  124,405
  Concessions                         $  173,645   $  111,784   $   55,266   $   23,718   $        0   $        0   $        0
    Subtotal                          $  538,299   $  487,378   $  442,127   $  422,186   $  410,421   $  422,734   $  435,416

  Laundry Income                      $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $  235,200   $  242,256   $  249,524   $  257,009   $  264,720   $  272,661   $  280,841
    Subtotal Other Income             $  235,200   $  242,256   $  249,524   $  257,009   $  264,720   $  272,661   $  280,841

EFFECTIVE GROSS INCOME                $2,301,573   $2,437,691   $2,570,693   $2,681,019   $2,785,880   $2,869,456   $2,955,540

OPERATING EXPENSES:
  Taxes                               $  157,920   $  162,658   $  167,537   $  172,563   $  177,740   $  183,073   $  188,565
  Insurance                           $   52,080   $   53,642   $   55,252   $   56,909   $   58,616   $   60,375   $   62,186
  Utilities                           $  184,800   $  190,344   $  196,054   $  201,936   $  207,994   $  214,234   $  220,661
  Repair & Maintenance                $   63,840   $   65,755   $   67,728   $   69,760   $   71,852   $   74,008   $   76,228
  Cleaning                            $   75,600   $   77,868   $   80,204   $   82,610   $   85,088   $   87,641   $   90,270
  Landscaping                         $   40,320   $   41,530   $   42,775   $   44,059   $   45,381   $   46,742   $   48,144
  Security                            $   18,480   $   19,034   $   19,605   $   20,194   $   20,799   $   21,423   $   22,066
  Marketing & Leasing                 $   53,760   $   55,373   $   57,034   $   58,745   $   60,507   $   62,323   $   64,192
  General Administrative              $  302,400   $  311,472   $  320,816   $  330,441   $  340,354   $  350,564   $  361,081
  Management                          $  115,079   $  121,885   $  128,535   $  134,051   $  139,294   $  143,473   $  147,777
  Miscellaneous                       $        0   $        0   $        0   $        0   $        0   $        0   $        0

TOTAL OPERATING EXPENSES              $1,064,279   $1,099,561   $1,135,541   $1,171,267   $1,207,627   $1,243,856   $1,281,171

  Reserves                            $   84,000   $   86,520   $   89,116   $   91,789   $   94,543   $   97,379   $  100,300

NET OPERATING INCOME                  $1,153,294   $1,251,610   $1,346,036   $1,417,963   $1,483,710   $1,528,221   $1,574,068

  Operating Expense Ratio (% of EGI)        46.2%        45.1%        44.2%        43.7%        43.3%        43.3%        43.3%
  Operating Expense Per Unit          $    3,167   $    3,273   $    3,380   $    3,486   $    3,594   $    3,702   $    3,813

                                      GREENSPOINT
----------------------------------------------------------------------------------------
               YEAR                    APR-2011     APR-2012     APR-2013     APR-2014
            FISCAL YEAR                   8            9            10           11
----------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $3,203,418   $3,299,521   $3,398,506   $3,500,461

  Vacancy                             $  320,342   $  329,952   $  339,851   $  350,046
  Credit Loss                         $  128,137   $  131,981   $  135,940   $  140,018
  Concessions                         $        0   $        0   $        0   $        0
    Subtotal                          $  448,479   $  461,933   $  475,791   $  490,065

  Laundry Income                      $        0   $        0   $        0   $        0
  Garage Revenue                      $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $  289,266   $  297,944   $  306,883   $  316,089
    Subtotal Other Income             $  289,266   $  297,944   $  306,883   $  316,089

EFFECTIVE GROSS INCOME                $3,044,206   $3,135,532   $3,229,598   $3,326,486
OPERATING EXPENSES:

  Taxes                               $  194,222   $  200,048   $  206,050   $  212,231
  Insurance                           $   64,052   $   65,973   $   67,953   $   69,991
  Utilities                           $  227,281   $  234,099   $  241,122   $  248,356
  Repair & Maintenance                $   78,515   $   80,871   $   83,297   $   85,796
  Cleaning                            $   92,978   $   95,768   $   98,641   $  101,600
  Landscaping                         $   49,589   $   51,076   $   52,608   $   54,187
  Security                            $   22,728   $   23,410   $   24,112   $   24,836
  Marketing & Leasing                 $   66,118   $   68,102   $   70,145   $   72,249
  General Administrative              $  371,914   $  383,071   $  394,563   $  406,400
  Management                          $  152,210   $  156,777   $  161,480   $  166,324
  Miscellaneous                       $        0   $        0   $        0   $        0

TOTAL OPERATING EXPENSES              $1,319,607   $1,359,195   $1,399,971   $1,441,970

  Reserves                            $  103,309   $  106,409   $  109,601   $  112,889

NET OPERATING INCOME                  $1,621,290   $1,669,929   $1,720,026   $1,771,627

  Operating Expense Ratio (% of EGI)        43.3%        43.3%        43.3%        43.3%
  Operating Expense Per Unit          $    3,927   $    4,045   $    4,167   $    4,292

Estimated Stabilized NOI       $1,318,257   Sales Expense Rate  2.00%
Months to Stabilized                    1   Discount Rate      12.00%
Stabilized Occupancy                 90.0%  Terminal Cap Rate   9.50%

Gross Residual Sale Price $18,648,707 Deferred Maintenance $         0
  Less: Sales Expense     $   372,974 Add: Excess Land     $         0
                          -----------
Net Residual Sale Price   $18,275,733 Other Adjustments    $         0
                                                           -----------
PV of Reversion           $ 5,884,297 Value Indicated By
Add: NPV of NOI           $ 8,535,003   "DCF"              $14,419,300
                          -----------
PV Total                  $14,419,300           Rounded    $14,400,000

                          "DCF" VALUE SENSITIVITY TABLE

                                                DISCOUNT RATE
                   -----------------------------------------------------------------------
       TOTAL VALUE            11.50%       11.75%       12.00%       12.25%       12.50%
------------------------------------------------------------------------------------------
                    9.00%  $15,235,638  $14,988,244  $14,746,206  $14,509,389  $14,277,663
                    9.25%  $15,060,087  $14,816,581  $14,578,335  $14,345,220  $14,117,106
TERMINAL CAP RATE   9.50%  $14,893,774  $14,653,952  $14,419,300  $14,189,692  $13,965,000
                    9.75%  $14,735,991  $14,499,663  $14,268,421  $14,042,139  $13,820,694
                   10.00%  $14,586,096  $14,353,088  $14,125,085  $13,901,964  $13,683,603

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
GREENSPOINT, PHOENIX, ARIZONA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $299,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
GREENSPOINT, PHOENIX, ARIZONA

                                   GREENSPOINT

                                                   TOTAL      PER SQ. FT.   PER UNIT   % OF EGI
-----------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                     $ 2,604,672     $ 9.37      $ 7,752

  Less: Vacancy & Collection Loss      14.00%   $   364,654     $ 1.31      $ 1,085

  Plus: Other Income
    Laundry Income                              $         0     $ 0.00      $     0     0.00%
    Garage Revenue                              $         0     $ 0.00      $     0     0.00%
    Other Misc. Revenue                         $   235,200     $ 0.85      $   700     9.50%
                                                --------------------------------------------
      Subtotal Other Income                     $   235,200     $ 0.85      $   700     9.50%

EFFECTIVE GROSS INCOME                          $ 2,475,218     $ 8.90      $ 7,367

OPERATING EXPENSES:
  Taxes                                         $   157,920     $ 0.57      $   470     6.38%
  Insurance                                     $    52,080     $ 0.19      $   155     2.10%
  Utilities                                     $   184,800     $ 0.66      $   550     7.47%
  Repair & Maintenance                          $    63,840     $ 0.23      $   190     2.58%
  Cleaning                                      $    75,600     $ 0.27      $   225     3.05%
  Landscaping                                   $    40,320     $ 0.15      $   120     1.63%
  Security                                      $    18,480     $ 0.07      $    55     0.75%
  Marketing & Leasing                           $    53,760     $ 0.19      $   160     2.17%
  General Administrative                        $   302,400     $ 1.09      $   900    12.22%
  Management                            5.00%   $   123,761     $ 0.45      $   368     5.00%
  Miscellaneous                                 $         0     $ 0.00      $     0     0.00%

TOTAL OPERATING EXPENSES                        $ 1,072,961     $ 3.86      $ 3,193    43.35%

  Reserves                                      $    84,000     $ 0.30      $   250     3.39%

                                                --------------------------------------------
NET OPERATING INCOME                            $ 1,318,257     $ 4.74      $ 3,923    53.26%

  "GOING IN" CAPITALIZATION RATE                       9.00%

  VALUE INDICATION                              $14,647,300     $52.68      $43,593

  PV OF CONCESSIONS                            ($   299,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)            $14,348,300

                             ROUNDED            $14,300,000     $51.43      $42,560

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
GREENSPOINT, PHOENIX, ARIZONA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE       VALUE         ROUNDED       $/UNIT     $/SF
-----------------------------------------------------------
  8.25%     $15,679,873    $15,700,000    $46,726    $56.46
  8.50%     $15,209,906    $15,200,000    $45,238    $54.66
  8.75%     $14,766,795    $14,800,000    $44,048    $53.23
  9.00%     $14,348,300    $14,300,000    $42,560    $51.43
  9.25%     $13,952,427    $14,000,000    $41,667    $50.35
  9.50%     $13,577,390    $13,600,000    $40,476    $48.91
  9.75%     $13,221,585    $13,200,000    $39,286    $47.47

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $14,300,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis        $14,400,000
Direct Capitalization Method         $14,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $14,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
GREENSPOINT, PHOENIX, ARIZONA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                    Not Utilized
Sales Comparison Approach         $14,600,000
Income Approach                   $14,400,000
Reconciled Value                  $14,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 6, 2003 the market value of the fee simple estate in the property is:

                                   $14,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
GREENSPOINT, PHOENIX, ARIZONA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
GREENSPOINT, PHOENIX, ARIZONA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
GREENSPOINT, PHOENIX, ARIZONA

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - ENTRANCE PICTURE]           [EXTERIOR - LANDSCAPE & PARK PICTURE]

[EXTERIOR - APARTMENT ROOM PICTURE]     [EXTERIOR - PARKING PICTURE]

[EXTERIOR - TENNIS COURT PICTURE]       [EXTERIOR - COURTYARD PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
GREENSPOINT, PHOENIX, ARIZONA

                               SUBJECT PHOTOGRAPHS

[INTERIOR-WASH/DRYER PICTURE]         [EXTERIOR - WALLS PICTURE]

[EXTERIOR - SWIMMING POOL PICTURE]    [INTERIOR - WINDOW PANE PICTURE]

[INTERIOR-KITCHEN PICTURE]            [EXTERIOR - OVERVIEW OF PARKING
                                      LOT/APARTMENT BUILDING PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GREENSPOINT, PHOENIX, ARIZONA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GREENSPOINT, PHOENIX, ARIZONA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1               COMPARABLE I-2                COMPARABLE I-3
      AVALON HILLS                   MONTEVIDA                    LAS BRISAS
3535 W. Tierra Buena Ln           7101 N 19th Ave               8011 N 7th St
      Phoenix, AZ                   Phoenix, AZ                  Phoenix, AZ

       [PICTURE]                     [PICTURE]                    [PICTURE]

COMPARABLE I-4                   COMPARABLE I-5
  THE RIDGE                    PARADISE FALLS APT
15202 N 40th St                  15611 N 31st St
 Phoenix, AZ                        Phoenix

  [PICTURE]                        [PICTURE]

\
AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GREENSPOINT, PHOENIX, ARIZONA

                    SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                COMPARABLE
           DESCRIPTION                               SUBJECT                                      R - 1
------------------------------------------------------------------------------------------------------------------------
  Property Name                   Greenspoint                                  Townhomes on the Park
  Management Company              Aimco
LOCATION:
  Address                         4202 E. Cactus Rd                            12844 N. Paradise Village
  City, State                     Phoenix, Arizona                             Phoenix, AZ
  County                          Maricopa                                     Maricopa
  Proximity to Subject                                                         .3 miles away from subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          278,064                                      98,884
  Year Built                      1985                                         1985
  Effective Age                   15                                           10
  Building Structure Type         Brick & wood siding walls; tile roof         Brick & wood siding walls; tile roof
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered                         Open, Covered
  Number of Units                 336                                          120
  Unit Mix:                           Type               Unit   Qty. Mo. Rent     Type              Unit    Qty.    Mo.
                                  1 1B/1BA                 653   48   $601     1 1BD/1BA              670    48    $630
                                  2 1Br/1Ba                717   60   $612     2 1BD/1BA              809    22    $690
                                  3 1Br/1Ba                756   60   $553     3 1BD/1BA              890    16    $715
                                  4 2Br/1.3 Ba             884   84   $664     3 1BD/1BA              983    18    $835
                                  5 2Br/2Ba              1,001   84   $690     3 2BD/2BA            1,062    16    $795

  Average Unit Size (SF)          828                                          824
  Unit Breakdown:                   Efficiency    0%      2-Bedroom     39%      Efficiency     0%   2-Bedroom       28%
                                    1-Bedroom    61%      3-Bedroom      0%      1-Bedroom     72%   3-Bedroom
CONDITION:                        Good                                         Good
APPEAL:                           Good                                         Good
AMENITIES:
  Unit Amenities                      Attach. Garage          Vaulted Ceiling      Attach. Garage        Vaulted Ceiling
                                   X  Balcony                                   X  Balcony            X
                                   X  Fireplace                                    Fireplace
                                   X  Cable TV Ready                               Cable TV Ready
  Project Amenities                X  Swimming Pool                             X  Swimming Pool
                                   X  Spa/Jacuzzi             Car Wash          X  Spa/Jacuzzi           Car Wash
                                      Basketball Court     X  BBQ Equipment        Basketball Court      BBQ Equipment
                                      Volleyball Court        Theater Room         Volleyball Court      Theater Room
                                      Sand Volley Ball     X  Meeting Hall         Sand Volley Ball   X  Meeting Hall
                                      Tennis Court         X  Secured Parking   X  Tennis Court          Secured Parking
                                      Racquet Ball            Laundry Room         Racquet Ball          Laundry Room
                                      Jogging Track        X  Business Office      Jogging Track         Business Office
                                   X  Gym Room                                  X  Gym Room

OCCUPANCY:                        91%                                          N/A
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                               6,9,12 month lease
  Concessions                     1 - 1 1/2 Months Free                        1.5 free rent
  Pet Deposit                                                                  No Pets
  Utilities Paid by Tenant:        X  Electric             X  Natural Gas       X  Electric              Natural Gas
                                   X  Water                   Trash                Water                 Trash
  Confirmation                    Property Manager
  Telephone Number                602-494-0391                                 602-996-2750
NOTES:                                                                         None

  COMPARISON TO SUBJECT:                                                       Slightly Superior

                                                        COMPARABLE                                     COMPARABLE
           DESCRIPTION                                    R - 2                                          R - 3
------------------------------------------------------------------------------------------------------------------------
  Property Name                   The Palisades                                Summit
  Management Company
LOCATION:
  Address                         13440 N. 44th Street                         12830 N. Paradise Village Parkway West
  City, State                     Phoenix, AZ                                  Phoenix, AZ
  County                          Maricopa                                     Maricopa
  Proximity to Subject            .7 miles away from subject                   .3 miles from subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          603,480                                      250,000
  Year Built                      1990                                         1978
  Effective Age                   20                                           10
  Building Structure Type         Brick & wood siding walls; tile roof         Brick & wood siding walls; tile roof
  Parking Type (Gr., Cov., etc.)  Open, Covered                                Open, Covered
  Number of Units                 536                                          206
  Unit Mix:                           Type               Unit   Qty.    Mo.       Type             Unit    Qty.    Mo.
                                  1 1BD/1BA                669   64    $660    1 Studio             375           $500
                                  2 1BD/1BA                783   70    $690    2 Studio             440           $520
                                  3 1BD/1BA                829   96    $745    3 1BD/1BA            540           $555
                                  4 2 BD/1 BA              995   48    $821    4 2BD/1BA            750           $685
                                  5 2 BD/2 BA            1,102   88    $845    5 2BD/2BA            861           $720

  Average Unit Size (SF)
  Unit Breakdown:                   Efficiency      0%    2-Bedroom      25%     Efficiency     0%    2-Bedroom      50%
                                    1-Bedroom      43%    3-Bedroom       0%     1-Bedroom     37%    3-Bedroom      13%
CONDITION:                        Excellent                                    Average
APPEAL:                           Excellent                                    Average
AMENITIES:
  Unit Amenities                      Attach. Garage       X  Vaulted Ceiling      Attach. Garage     X  Vaulted Ceiling
                                   X  Balcony              X                    X  Balcony            X
                                   X  Fireplace                                    Fireplace
                                      Cable TV Ready                            X  Cable TV Ready
  Project Amenities                X  Swimming Pool                             X  Swimming Pool
                                   X  Spa/Jacuzzi          X  Car Wash          X  Spa/Jacuzzi           Car Wash
                                   X  Basketball Court     X  BBQ Equipment        Basketball Court   X  BBQ Equipment
                                      Volleyball Court        Theater Room         Volleyball Court      Theater Room
                                      Sand Volley Ball        Meeting Hall         Sand Volley Ball   X  Meeting Hall
                                   X  Tennis Court            Secured Parking      Tennis Court          Secured Parking
                                      Racquet Ball         X  Laundry Room         Racquet Ball       X  Laundry Room
                                      Jogging Track        X  Business Office      Jogging Track         Business Office
                                   X  Gym Room                                  X  Gym Room

OCCUPANCY:                        93%                                           85%
LEASING DATA:
  Available Leasing Terms         6 to 12 Months
  Concessions                     Reduced rental rates                          Reduced Rates
  Pet Deposit                     $150
  Utilities Paid by Tenant:        X  Electric                Natural Gas       X  Electric           X      Natural Gas
                                   X  Water                X  Trash             X  Water              X      Trash
  Confirmation                    Property Manager
  Telephone Number                602-494-1100
NOTES:                            None                                             Next to mall

  COMPARISON TO SUBJECT:          Superior                                         Similar

                                                  COMPARABLE
           DESCRIPTION                              R - 4
--------------------------------------------------------------------------------
  Property Name                   Villa Encanto
  Management Company
LOCATION:
  Address                         4315 E. Thunderbird
  City, State                     Phoenix, AZ
  County                          Maricopa
  Proximity to Subject            Within 1 mile away
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          294,683
  Year Built                      1985
  Effective Age                   15
  Building Structure Type         Brick & wood siding walls; tile roof
  Parking Type (Gr., Cov., etc.)  Open, Covered
  Number of Units                 383
  Unit Mix:                          Type                Unit   Qty.    Mo.
                                  1 Studio                448     6    $519
                                  2 1BD/1BA               560    48    $559
                                  3 1BD/1BA               604    33    $579
                                  4 1BD/1BA               682    47    $599
                                  5 1BD/1BA               748    45    $619

  Average Unit Size (SF)          644
  Unit Breakdown:                   Efficiency        0%  2-Bedroom      55%
                                    1-Bedroom        29%  3-Bedroom      16%
CONDITION:                        Slightly Superior
APPEAL:                           Good
AMENITIES:
  Unit Amenities                      Attach. Garage          Vaulted Ceiling
                                   X  Balcony
                                   X  Fireplace
                                      Cable TV Ready
  Project Amenities                X  Swimming Pool
                                   X  Spa/Jacuzzi             Car Wash
                                      Basketball Court     X  BBQ Equipment
                                      Volleyball Court        Theater Room
                                      Sand Volley Ball        Meeting Hall
                                      Tennis Court            Secured Parking
                                      Racquet Ball         X  Laundry Room
                                      Jogging Track           Business Office
                                   X  Gym Room

OCCUPANCY:                        96%
LEASING DATA:
  Available Leasing Terms
  Concessions
  Pet Deposit
  Utilities Paid by Tenant:        X  Electric             X  Natural Gas
                                   X  Water                   Trash
  Confirmation                    Property Manager-Pat
  Telephone Number                602-787-4500
NOTES:                            None

  COMPARISON TO SUBJECT:          Slightly Inferior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GREENSPOINT, PHOENIX, ARIZONA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1          COMPARABLE R-2               COMPARABLE R-3
  TOWNHOMES ON THE PARK       THE PALISADES                    SUMMIT
12844 N. Paradise Village   13440 N. 44th Street      12830 N. Paradise Village
       Phoenix, AZ             Phoenix, AZ             Parkway West Phoenix, AZ

        [PICTURE]               [PICTURE]                   [PICTURE]

      COMPARABLE R-4
       VILLA ENCANTO
   4315 E. Thunderbird
       Phoenix, AZ

        [PICTURE]                 N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GREENSPOINT, PHOENIX, ARIZONA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GREENSPOINT, PHOENIX, ARIZONA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GREENSPOINT, PHOENIX, ARIZONA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GREENSPOINT, PHOENIX, ARIZONA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
GREENSPOINT, PHOENIX, ARIZONA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

                  The statements of fact contained in this report are true and correct.

                  The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

                  American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

                  Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

                  The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

                  The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

                  I personally did not inspect the subject property. Ryan Tanaka provided significant real property appraisal assistance in the preparation of this report.

                  I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                -s- Douglas Needham
                                                --------------------
                                                Douglas Needham, MAI
                                        Managing Principal, Real Estate Group
                                     Arizona State Certified General Real Estate
                                                  Appraiser #30943

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
GREENSPOINT, PHOENIX, ARIZONA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
GREENSPOINT, PHOENIX, ARIZONA

                                         DOUGLAS A. NEEDHAM, MAI
                             MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION               Douglas A. Needham is a Managing Principal for the Irvine
                       Real Estate Advisory Group of American Appraisal
                       Associates, Inc. ("AAA").

EXPERIENCE

  Valuation            Mr. Needham has appraised all types of major commercial
                       real estate including apartments, hotels/motels, light
                       and heavy industrial facilities, self-storage facilities,
                       mobile home parks, offices, retail shopping centers,
                       service stations, special-use properties, and vacant
                       land.

  Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION              Texas A&M University
                         Bachelor of Business Administration - Finance

STATE CERTIFICATIONS   State of Arizona, Certified General Real Estate
                       Appraiser, #30943

                       State of California, Certified General Real Estate
                       Appraiser, #AG025443

                       State of Colorado, Certified General Appraiser,
                       #CG40017035

                       State of Oregon, Certified General Appraiser, #C000686

                       State of Washington, Certified General Real Estate
                       #1101111

PROFESSIONAL           Appraisal Institute, MAI Designated Member
AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
GREENSPOINT, PHOENIX, ARIZONA

VALUATION AND          Appraisal Institute
SPECIAL COURSES          Advanced Income Capitalization
                         Appraisal Principles
                         Appraisal Procedures
                         Basic Income Capitalization
                         Standards of Professional Practice

AMERICAN APPRAISAL ASSOCIATES, INC.
GREENSPOINT, PHOENIX, ARIZONA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
GREENSPOINT, PHOENIX, ARIZONA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.